Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Announces Changes in Board of Directors
FREMONT, Calif., — Feb. 17, 2006 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic foundry and provider of optical networking components, today announced that Leonard LeBlanc has been named chairman of the board effective immediately. He replaces Herbert Chang, who has resigned from the board to pursue his other interests. Leonard LeBlanc has served on Oplink’s board since July 2000.
In addition, the company announced the appointment of Dr. Hua Lee as a new independent director. Dr. Lee is currently a Professor of Electrical and Computer Engineering at the University of Santa Barbara and was Department Chairman from 1998 to 2002. Dr. Lee has received several recognitions for his teachings including the Professor of the Year Award in 1993, the Academic Senate Distinguished Teaching Award in 1998 and the College of Engineering Outstanding Faculty Award in 2000.
“We welcome Dr. Hua Lee to our board and believe that his engineering expertise will add tremendous value,” commented Joe Liu, president and CEO of Oplink. “We would like to take this opportunity to thank Herbert Chang for his service to Oplink. Leonard LeBlanc has proven his commitment to Oplink’s board and we believe that his extensive financial and management experience will continue to be an asset to our board. We look forward to his leadership as the new chairman.”
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at http://www.oplink.com/.
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